Exhibit 4(b)

FIRST AMENDMENT OF THE NEOPROBE CORPORATION
401(k) PLAN FOR THE
ECONOMIC GROWTH AND TAX RELIEF RECONICILIATION ACT OF 2001

PREAMBLE

Adoption and effective date of amendment. This amendment of the Neoprobe Corporation 401(k) Plan (the “Plan”) is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). This amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this amendment shall be effective as of the first day of the first Plan Year beginning after December 31, 2001.

Supersession of inconsistent provisions. This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

1.           Section 2.15 of the Plan is amended by the addition of the paragraph below to the end of Section 2.15:

“The annual Compensation of each Participant taken into account in determining allocations for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual Compensation means Compensation during the Plan Year or such other consecutive 12-month period over which Compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the determination period that begins with or within such calendar year.”

2.           Section 2.16 of the Plan is amended by the addition of the paragraph below to the end of Section 2.16:

“The annual Compensation of each Participant taken into account under Article VI of this Plan for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual Compensation means Compensation during the Plan Year or such other consecutive 12-month period over which Compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the determination period that begins with or within such calendar year."

3.           Section 6.04 is amended and revised by the addition of the following sentence to the end of 6.04(b):

“The multiple use test described in Treasury Regulation Section 1.401(m)-2 and this Section 6.04(b) of the Plan shall not apply for Plan Year beginning after December 31, 2001.”

4.           Section 2.51 is amended by the addition of the below paragraphs to the end of Section 2.51.

“The preceding paragraphs in this Section 2.51 are effective for Limitation Years beginning before December 31, 2001. Effective for Limitation Years beginning after December 31, 2001, except to the extent permitted under Section 414(v) of the Code (if applicable), the annual addition that may be contributed or allocated to a Participant’s Account under the Plan for any Limitation Year shall not exceed the lesser of:

(a)           $40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code, or

(b)           100 percent of the Participant’s compensation, within the meaning of Section 415(c)(3) of the Code, for the Limitation Year.

The foregoing limit is referred to as the “415(c) Limit.” The 415(c) Limit with respect to any Participant for a Limitation Year, plus the amount of any additional elective deferral permitted to be made by a Participant under Section 414(v) of the Code with respect to such Limitation Year, is referred to as the “Maximum Permissible Amount.” The compensation limit referred to in (b) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) which is otherwise treated as an annual addition.”

If there is a short Limitation Year because of a change in the Limitation Year, the administrator will multiply the $40,000 limitation (or larger limitation) by the following fraction: number of months in the short Limitation Year divided by twelve (12).”

5.           Section 5.04 of the Plan is amended and revised by the addition of the following sentence to the end of the first paragraph of Section 5.04:

“No Participant shall be permitted to have Elective Deferrals made under this Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year, except to the extent permitted by this Section 5.04 and Section 414(v) of the Code, if applicable.”

6.           Section 5.04 is amended and revised by the addition of the following paragraph to the end of the Section:

“Effective January 1, 2002, all Employees who are eligible to make Elective Deferrals under this Plan and who have attained age 50 before the close of the calendar year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions.”

7.           Section 4.02 of the Plan is amended by the addition of the following sentence to the end of the first paragraph of Section 4.02:

“Provided, further, that such Matching Contributions shall not be made on Elective Deferrals that constitute catch-up contributions permitted by section 414(v) of the Code.”

8.           Section 8.01(c) of the Plan is amended as set forth below in order to change the Matching Contribution Vesting Schedule:

“Vesting schedule. Effective for Plan Years beginning after December 31, 2001, a Participant’s accrued benefit derived from Employer Matching Contributions shall vest as provided by the Employer below and shall apply to all Participants with accrued benefits derived from Employer Matching Contributions.

Vesting Schedule for Employer Matching Contributions:

☒ Option 1. A Participant’s accrued benefit derived from Employer Matching Contributions shall be fully and immediately vested.

☐ Option 2. A Participant’s accrued benefit derived from Employer Matching Contributions shall be nonforfeitable upon the Participant’s completion of three years of vesting service.

☐ Option 3.  A Participant’s accrued benefit derived from Employer Matching Contributions shall vest according to the following schedule:

Years of vesting service	Nonforfeitable percentage
2	20%
3	40%
4	60%
5	80%
6	100%.”

9.           Section 9.10(b)(ii) is amended by the addition of the following to the end of Section 9.01(b)(ii):

“provided, however, that notwithstanding the preceding portion of this clause (b)(ii), a Participant who receives a distribution of Elective Deferrals after December 31, 2001, on account of hardship shall be prohibited from making Elective Deferrals and Employee After-Tax Contributions under this and all other plans of the employer for 6 months after receipt of the distribution. A Participant who receives a distribution of Elective Deferrals in calendar year 2001 on account of hardship shall be prohibited from making Elective Deferrals and Employee contributions under this and all other plans of the Employer for 12 months after receipt of the distribution.”

10.           Section 5.01(c) is amended by the addition of the following paragraph to the end of Section 5.01(c).

“Effective for hardship distributions made after December 31, 2001, the Contribution Agreement suspension period of 12 months as set forth above is changed to 6 months.”

11.           Section 9.11(b)(iv) is amended by the addition of the following sentence to the end of Section 9.11(b)(iv):

“Effective for calendar years beginning on or after January 1, 2002, this Section 9.11(b)(iv) is deleted.”

12.           Section 9.01 of the Plan is amended and revised by the addition of the following to the end of the second paragraph of Section 9.01:

“The Employer elects to exclude Rollover contributions in determining the value of the Participant’s nonforfeitable Account balance for purposes of the Plan’s involuntary cash out rules. The value of a Participant’s nonforfeitable Account balance shall be determined without regard to that portion of the Account balance that is attributable to Rollover contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code. If the value of the Participant’s nonforfeitable Account balance as so determined is $5,000 or less, the Plan shall immediately distribute the Participant’s entire nonforfeitable Account balance. The preceding three sentences, which deal with the exclusion of rollover contributions in the determination of the value of the Account balance, shall apply with respect to distributions made after December 31, 2001, with respect to Participants who separated from service after December 31, 2001.”

13.           Section 11.05 is amended by the addition of the following paragraphs to the end of the Section:

“(d)           Effective date. This Section shall apply to distributions made after December 31, 2001.

Modification of definition of Eligible Retirement Plan. For purposes of the direct rollover provisions in this Section 11.05, an Eligible Retirement Plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving Spouse, or to a Spouse or former Spouse who is the alternate payee under a Qualified Domestic Relation Order, as defined in Section 414(p) of the Code.

Modification of definition of Eligible Rollover Distribution to exclude hardship distributions. For purposes of the direct rollover provisions in this Section 11.05, any amount that is distributed on account of hardship shall not be an Eligible Rollover Distribution and the Distributee may not elect to have any portion of such a distribution paid directly to an Eligible Retirement Plan.

14.           Section 11.05 is further amended as provided below by the addition of the following to the end of Section 11.05:

“In addition to, and subject to, the foregoing terms and conditions (with the exception of those provisions regarding the acceptance of rollover contributions from conduit individual retirement accounts), effective January 1, 2002, the Plan will accept Participant rollover contributions and/or direct rollovers of distributions made after December 31, 2001, from the types of plans specified below.

Direct Rollovers:

The Plan will accept a direct rollover of an Eligible Rollover Distribution from:

☒           a qualified plan described in Section 401(a) or 403(a) of the Code.

☒           an annuity contract described in Section 403(b) of the Code.

☒           an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

Employee Rollover Contributions from Other Plans:

The Plan will accept an Employee contribution of an Eligible Rollover Distribution from:

☒           a qualified plan described in Section 401(a) or 403(a) of the Code.

☒           an annuity contract described in Section 403(b) of the Code.

☒           an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

Participant Rollover Contributions from IRAs:

The Plan will accept an Employee rollover contribution of the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income.

Notwithstanding any of the foregoing, the Plan will not accept any portion of a rollover contribution or a direct rollover that includes after-tax employee contributions.

15.           Section 11.05(b) is amended in its entirety for distributions made after December 31, 2001 as set forth below:

“(b)           The amount transferred to the plan is transferred within sixty (60) days of the date such individual received the Eligible Rollover Distribution, provided, however, that for distributions made after December 31, 2001, the Secretary of the Treasury may waive the 60-day rollover period if the failure to waive such requirement would be against equity or good conscience, including cases of casualty, disaster, or other events beyond the reasonable control of the individual as provided under Code Sections 402(c)(3) and 408(d)(3).”

16.           Section 14.08 is added to the Plan as set forth below:

“Section 14.08. Modification of Top-Heavy Rules.

(a)           Effective date. Notwithstanding any other provisions of this Article XIV, this Section 14.08 shall apply for purposes of determining whether the Plan is a Top Heavy Plan under Section 416(g) of the Cod for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirement of Section 416(c) of the Code for such years.

(b)           Determination of Top-Heavy status.

(i)           Key Employee. Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Employer having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having annual compensation of more than $150,000. For this purpose, annual Compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(ii)           Determination of present values and amounts. This Section 14.08(c)(ii) shall apply for purposes of determining the present values of accrued benefits and the amounts of Account balances of Employees as of the Determination Date.

For distributions during a year ending on the Determination Date, the present values of accrued benefits and the amounts of Account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not be terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

For Employees not performing services during a year ending on the Determination Date, the accrued benefits and Accounts of any individual who has not performed services for the Employer during the 1-year period ending on the Determination Date shall not be taken into account.

(c)           Minimum benefits.

(i)           Matching contributions. Employer Matching Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to Matching Contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer Matching Contributions that are used to satisfy the minimum contribution requirements shall be treated as Matching Contributions for purposes of the Actual Contribution Percentage test and other requirements of Section 401(m) of the Code.

(ii)           Contributions under other plans. The Employer may provide in this Plan that the minimum benefit requirement shall be met in another plan (including another plan that consists solely of a cash or deferred arrangement which meets the requirements of Section 401(k)(12) of the Code and Matching Contributions with respect to which the requirements of Section 401(m)(11) of the Code are met).

(iii)           Minimum benefits for Employees also covered under another plan. The minimum benefit for Employees also covered under another plan of the Employer shall be met in this Plan.”

 (d)           The Top-Heavy requirements of Section 416 of the Code and Article XIV of the Plan shall not apply in any year beginning after December 31, 2001, if the Plan consists solely of a cash or deferred arrangement which meets the requirements of Section 401(k)(12) of the Code and Matching Contributions with respect to which the requirements of Section 401(m)(11) of the Code are met.”

17.           Section 15.10 is amended by the addition of the following final paragraph:

“Effective for Plan loans made after December 31, 2001, Plan provisions prohibiting loans to any Owner-Employee or Shareholder-Employee shall cease to apply.”

18.           Section 9.12 of the Plan is amended by the addition of the following paragraph to the end of Section 9.12:

“Notwithstanding any other provision of this Plan, effective for distributions made after December 31, 2001, a Participant’s Elective Deferrals, Qualified Employer Contributions, and earnings attributable to these contributions shall be distributed on account of the Participant’s severance from employment. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed for severances from employment occurring after December 31, 2001.”

EMPLOYER:

NEOPROBE CORPORATION

Date:4/21/2005	By:	/s/ Carl Bosch
Vice President, Research & Development

TRUSTEE:

NEOPROBE CORPORATION

Date:4/21/2005	By:	/s/ Brent L. Larson
Vice President, Finance and CFO